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January 4, 2007

Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:


We were previously principal accountants for Provident New York Bancorp (Provident) and, under the date of December 11, 2006, we reported on the consolidated financial statements of Provident as of and for the years ended September 30, 2006 and 2005 and management's assessment of the effectiveness of internal control over financial reporting as of September 30, 2006 and the effectiveness of internal control over financial reporting as of September 30, 2006. On January 2, 2007, our appointment as principal accountants was terminated. We have read Provident's statements included under Item 4.01 of its Form 8-K dated January 4, 2007, and we agree with such statements except that we are not in a position to agree or disagree with Provident's statements that (a) the change was approved by the Audit Committee, (b) on January 3, 2007, Provident engaged the registered public accounting firm of Crowe Chizek and Company LLC as its new principal accountants, and (c) Provident has not consulted with Crowe Chizek and Company LLC during the years ended September 30, 2006 and 2005 or the subsequent interim period through January 3, 2007 regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP






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            member firm of KPMG International, a Swiss cooperative.